UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 17, 2012

SUNOCO, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-6841	23-1743282
(State or other jurisdiction of incorporation)	Commission file number)	(IRS employer identification number)

1818 Market Street, Suite 1500, Philadelphia, PA		19103-3615
(Address of principal executive offices)		(Zip Code)

(215) 977-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On January 17, 2012, Sunoco, Inc. (“Sunoco”) announced that it had completed the spin-off of SunCoke Energy, Inc. (“SunCoke”) by means of a special stock dividend of 56,660,000 shares of SunCoke common stock (the “Distribution”) that Sunoco owned to Sunoco’s shareholders of record as of the close of business on January 5, 2012 (the “Record Date”). Each of the holders of Sunoco’s common stock received 0.53046456 of a share of SunCoke common stock for each outstanding share of Sunoco common stock they owned as of the Record Date. No fractional shares of SunCoke common stock were distributed. Instead, Sunoco shareholders will receive cash in lieu of any fraction of a share of SunCoke common stock that they otherwise would have received.

In the aggregate, Sunoco distributed 56,660,000 shares of SunCoke common stock to Sunoco’s shareholders. Based on the closing price of shares of SunCoke common stock of $13.40 per share on January 17, 2012, the aggregate market value of the shares distributed was approximately $759 million. Sunoco has obtained a private letter ruling from the U.S. Internal Revenue Service to the effect that the distribution by Sunoco of the shares of SunCoke common stock held by Sunoco to shareholders will qualify for U.S. federal income tax purposes as a distribution in which Sunoco shareholders will not recognize gain or loss, except with respect to any cash received in lieu of fractional shares of SunCoke common stock.

Attached as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated herein by this reference, is a copy of Sunoco’s press release dated January 17, 2012, announcing the completion of the Distribution.

Item 9.01.	Financial Statements and Exhibits.

(b)	Pro forma financial information.

Unaudited pro forma financial information of Sunoco to give effect to the Distribution is included in Exhibit 99.2 filed herewith and incorporated by reference into this Item 9.01.

(d)	Exhibits

Exhibit Number	Description

99.1	Press release of Sunoco, Inc. dated January 17, 2012.

99.2	Pro forma financial information of Sunoco, Inc. (Unaudited)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOCO, INC.
Date: January 23, 2012	(Registrant)

/s/ JOSEPH P. KROTT
Joseph P. Krott
Comptroller
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of Sunoco, Inc. dated January 17, 2012.

99.2	Pro forma financial information of Sunoco, Inc. (Unaudited)